EXHIBIT 99.1

United Fire Group, Inc. Reports Fourth-Quarter 2011 Results

•	Net income of $0.66 per diluted share for the fourth quarter of 2011, compared with net income per diluted share of $0.44 for the fourth quarter of 2010

•	Operating income(1) of $0.62 per share for the fourth quarter of 2011, compared with operating income of $0.39 per share for the fourth quarter of 2010.

•	Book value per share at $27.29, down $0.06 per share or 0.2 percent from December 31, 2010.

•	Repurchased $12.4 million in company stock in 2011.

CEDAR RAPIDS, IOWA - February 21, 2012 - United Fire Group, Inc. (NASDAQ: UFCS) today reports our financial results for the fourth quarter of 2011.

Financial Highlights	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data)	2011	2010	Change %	2011	2010	Change %
Revenue Highlights
Net premiums earned	$161,665	$118,925	35.9%	$586,783	$469,473	25.0%
Net investment income	27,764	28,342	(2.0)	109,494	111,685	(2.0)
Total revenues	191,554	150,029	27.7	705,008	591,072	19.3
Income Statement Data
Operating income (loss) (1)	$15,952	$10,184	56.6%	$(4,175)	$41,995	(109.9)%
After-tax realized investment gains	939	1,362	(31.1)	4,186	5,518	(24.1)
Net income	$16,891	$11,546	46.3%	$11	$47,513	(100.0)%
Diluted Earnings Per Share Data
Operating income (loss) (1)	$0.62	$0.39	59.0%	$(0.16)	$1.60	(110.0)%
After-tax realized investment gains	0.04	0.05	(20.0)	0.16	0.20	(20.0)
Net income	$0.66	$0.44	50.0%	$—	$1.80	(100.0)%
Catastrophe Data
Pre-tax catastrophe losses (1)	$9,768	$4,339	125.1%	$80,793	$19,770	NM
Effect on after-tax earnings per share	$0.25	$0.11	127.3	$2.03	$0.49	NM
Effect on combined ratio	6.6%	4.1%	61.0	15.1%	4.7%	NM

Combined ratio	94.0%	100.5%	(6.5)%	112.1%	99.9%	12.2%
Return on equity (2)				—%	6.84%	(100.0)%
Cash dividends declared per share	$0.15	$0.15	—	$0.60	$0.60	—
Diluted weighted average shares outstanding	25,566,914	26,255,419	(2.6)%	25,878,535	26,337,678	(1.7)%
Note: The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date. Our 2010 results do not include Mercer Insurance Group.
NM = not meaningful

(1) The Measurement of Results section of this release defines and reconciles data not prepared in accordance with U.S. GAAP.
(2) Technically 2011 return on equity is positive but too small to display

A Difficult Year, but an Encouraging Quarter
“As many in the industry have noted, 2011 will be remembered for its devastating catastrophes, both domestic and abroad,” said President and CEO Randy Ramlo. “According to various reports, it was the costliest catastrophe year on record for the property and casualty insurance industry globally. United Fire Group was affected by losses in our direct and assumed books of business that negatively impacted our full year results.

“However, the fourth quarter results showed great improvement, and we posted solid results with increases in net premiums earned and operating income. We've been encouraged by rate increases across all lines, as well as by some positive signs in the overall economy. Additionally, we've taken steps to improve and tighten our underwriting based on our catastrophe experiences of the past year. Internal analyses of our catastrophe exposures utilizing various approaches including the results of the updated RMS Model Version 11, supported the underwriting changes.

“We've also focused on our capital management strategy,” said Ramlo. “During 2011, we repurchased an additional 0.7 million shares for $12.4 million at an average cost of $17.69 per share, $9.60 less than our year-end per share book value. This past quarter we also entered into a new banking relationship with KeyBank National Association, establishing a $100 million syndicated line of credit, allowing us to reduce our cash position and invest it for higher yields. At year-end, we had an excellent debt to equity ratio of 8.7 percent.

Mercer Insurance Group Integration Progresses
“We continue to be pleased with the progress of integrating Mercer Insurance Group into United Fire Group's operations. All Mercer Insurance Group agents have continued representing the new combined company and as a group have increased their production over the past year. Our effort to integrate Mercer Insurance Group policy renewals to United Fire Group's processing system has been going very well, and we remain on schedule to convert the West Coast business to United Fire Group systems starting in the second quarter. We've also begun the initial planning for integration of the East Coast business. We consolidated Mercer Insurance Group's core and catastrophe reinsurance programs into United Fire Group's programs, resulting in increased coverage and reduced costs of $1.5 million,” Ramlo explained.

“In 2011, our life insurance subsidiary received approval to operate in New Jersey, North Carolina, Pennsylvania,Virginia and West Virginia, continuing to leverage the Mercer Insurance Group acquisition by expanding its geographical footprint. The life management team continues to improve service to our agents by increasing marketing support and automating life product processes.

Holding Company Approved
“At a special meeting held on January 24, 2012, stockholders approved our reorganization into a new holding company structure. As previously announced, 'United Fire Group, Inc.' replaced 'United Fire & Casualty Company' as the publicly held corporation. United Fire & Casualty Company is now a subsidiary of United Fire Group, Inc. In addition to creating a more streamlined corporate structure, the new holding company's organizational documents enhanced stockholder rights by reducing the percentage of stockholders required to: amend the company's Articles of Incorporation; approve the merger or sale of substantially all company assets; and call a special meeting. We believe this new structure will provide us with more flexibility as a company to operate and finance our businesses, particularly if we should need to raise capital in the future,” Ramlo concluded.

Property and Casualty Insurance Segment

For the year ended December 31, 2011, premium revenues for our property and casualty insurance segment were generated from approximately 90 percent commercial lines business and 10 percent personal lines business. Our top five states for direct premiums written were Texas, Iowa, California, Missouri and Louisiana.

Property & Casualty Insurance Financial Results:	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2011	2010	2011	2010
Revenues
Net premiums written (1)	$138,758	$90,723	$551,923	$414,908
Net premiums earned	$148,933	$106,824	$533,771	$420,373
Investment income, net of investment expenses	9,240	9,293	35,513	34,787
Net realized investment gains
Other-than-temporary impairment charges	—	—	—	(153)
All other net realized gains	788	918	3,081	3,746
Total net realized investment gains	788	918	3,081	3,593
Other income	550	31	1,592	147
Total Revenues	$159,511	$117,066	$573,957	$458,900

Benefits, Losses and Expenses
Losses and loss settlement expenses	$90,915	$73,946	$407,831	$289,437
Amortization of deferred policy acquisition costs	38,289	24,937	143,952	100,310
Other underwriting expenses	10,828	8,487	46,404	30,313
Total Benefits, Losses and Expenses	$140,032	$107,370	$598,187	$420,060

Income (loss) before income taxes	$19,479	$9,696	$(24,230)	$38,840
Federal income tax expense (benefit)	4,223	1,618	(16,591)	4,114
Net income (loss)	$15,256	$8,078	$(7,639)	$34,726

GAAP combined ratio:
Net loss ratio	54.4%	65.1%	61.3%	64.2%
Catastrophes - effect on net loss ratio	6.6	4.1	15.1	4.7
Net loss ratio	61.0%	69.2%	76.4%	68.9%
Expense ratio	33.0	31.3	35.7	31.0
Combined ratio	94.0%	100.5%	112.1%	99.9%

Statutory combined ratio: (1)
Net loss ratio	54.4%	65.1%	61.3%	64.2%
Catastrophes - effect on net loss ratio	6.6	4.1	15.1	4.7
Net loss ratio	61.0%	69.2%	76.4%	68.9%
Expense ratio	32.2	30.9	32.2	31.0
Combined ratio	93.2%	100.1%	108.6%	99.9%
Note: The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date. Our 2010 results do not include Mercer Insurance Group.
(1) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•
Net income increased 88.9 percent in the three-month period ended December 31, 2011 and decreased 122.0 percent in the year ended December 31, 2011 as compared to the same periods in 2010. The improvement in the fourth quarter of 2011 is primarily the result of increased premiums earned. The deterioration in our year-over-year results is due to an increase in loss and loss settlement expenses primarily from catastrophe losses and one-time acquisition related costs and other expenses associated with our acquisition of Mercer Insurance Group.

•	Net premiums written increased 52.9 percent and 33.0 percent in the three-month period and year ended December 31, 2011, respectively. We attribute these increases to:

◦
Acquisition of Mercer Insurance Group - Total net premiums written increased $48.0 million for the quarter. The acquisition of Mercer Insurance Group contributed $34.9 million of the increase, with $30.2 million and $4.7 million, respectively, in our commercial and personal lines.

◦
Improved Pricing - The increase in our net premiums written also reflects low to mid-single digit rate increases across all lines, along with growth from internal initiatives we implemented at the beginning of 2011.

•
Commercial lines - Competitive market conditions eased during the year, although not equally among all regions. All regions increased renewal premiums at a greater percentage in each month of the fourth quarter. New business is up by $15.7 million over 2010. All regions continue to see policy cancellations, though at a declining rate, due to insureds going out of business.

•	Personal lines pricing continued to improve during 2011, continuing a trend that began over two years ago.

•	Policy retention rates remained strong for both commercial and personal lines, with approximately 82.0 percent of our policies renewing.

•
GAAP combined ratio decreased by 6.5 percentage points in the three-month period ended December 31, 2011, compared with the same period of 2010. For the year ended December 31, 2011, our combined ratio increased by 12.2 percentage points as compared to the same period of 2010. These increases are attributable to the following:

◦
Net loss ratio, a component of the combined ratio, decreased by 8.2 percentage points in the three-month period ended December 31, 2011 and increased by 7.5 percentage points in the year ended December 31, 2011, as compared with the same periods in 2010. The factors impacting the ratio were as follows:

•
Catastrophe losses - Several large natural disasters in 2011 resulted in catastrophe losses totaling $9.8 million and $80.8 million for the three-month period and year ended December 31, 2011, respectively. Of these losses $5.4 million and $21.1 million occurred from our assumed reinsurance business, which experienced significant losses from natural disasters in New Zealand and Japan, for the three-month period and year ended December 31, 2011, respectively.

•
Acquisition of Mercer Insurance Group - The acquisition of Mercer Insurance Group accounted for $26.0 million and $81.7 million of the increase in loss and loss settlement expenses for the three-month period and year ended December 31, 2011, respectively.

•
Non-catastrophe claims experience - While a small number of severe workers' compensation losses contributed to the increase in losses and loss settlement expenses, other lines experienced improvement during the three-month period and year ended December 31, 2011.

•
Legal expenses - In 2011, we continued to see success with our initiative to reduce legal expenses by better management of the claims subject to litigation that began in 2009. For the year ended December 31, 2011, we experienced a reduction of $7.3 million as compared to the same period of 2010.

◦
Expense ratio, a component of the combined ratio, increased 1.7 percentage points and 4.7 percentage points in the three-month period and year ended December 31, 2011, respectively, as compared to the same periods of 2010. This ratio, which is higher than our historical expense ratio is attributable to:

•
Amortization of deferred policy acquisition costs increased 53.5 percent and 43.5 percent in the three-month period and year ended December 31, 2011, respectively, primarily due to our acquisition of Mercer Insurance Group and the impact of amortization of the value of business acquired ("VOBA") asset. Deferred policy acquisition costs from VOBA are amortized in the first 12 months of operations subsequent to the acquisition, with the majority of costs recorded in the first six months of that period as related to the Mercer Insurance Group purchase. As of December 31, 2011, the VOBA asset was $1.7 million, which will be fully amortized in the first quarter of 2012. For the three-month period and year ended December 31, 2011, VOBA, which is a GAAP concept and not included in the statutory expense ratio, contributed 2.7 and 4.8 percentage points to the GAAP expense ratio.

•
Other underwriting expenses increased 27.6 percent and 53.1 percent in the three-month period and year ended December 31, 2011, respectively, primarily due to our acquisition of Mercer Insurance Group. In 2011, we incurred one-time acquisition-related costs in connection with this transaction totaling $8.3 million, which included change in control payments, legal expenses and other acquisition related expenses. These one-time acquisition-related costs, which are expensed under GAAP, contributed 1.6 percentage points to the GAAP expense ratio for 2011.

Life Insurance Segment

United Life Insurance Company, our life insurance subsidiary, offers a variety of products, including single premium annuities, universal life products and traditional life products. For the year ended December 31, 2011, according to statutory financial measures that include annuities as premium income, our top five states for business were Iowa, Minnesota, Illinois, Nebraska and Wisconsin.

Life Insurance Financial Results:	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2011	2010	2011	2010
Revenues
Net premiums written (1)	$12,718	$12,072	$52,944	$48,984
Net premiums earned	$12,732	$12,101	$53,012	$49,100
Investment income, net of investment expenses	18,524	19,049	73,981	76,898
Net realized investment gains
Other-than-temporary impairment charges	(395)	—	(395)	(306)
All other net realized gains	1,051	1,177	3,754	5,202
Total net realized investment gains	656	1,177	3,359	4,896
Other income	131	636	699	1,278
Total Revenues	$32,043	$32,963	$131,051	$132,172

Benefits, Losses and Expenses
Losses and loss settlement expenses	$6,620	$5,418	$22,558	$20,359
Increase in liability for future policy benefits	7,338	6,246	32,567	27,229
Amortization of deferred policy acquisition costs	2,087	3,179	9,224	10,735
Other underwriting expenses	3,051	2,490	12,353	11,318
Interest on policyholders’ accounts	10,610	10,617	42,834	42,988
Total Benefits, Losses and Expenses	$29,706	$27,950	$119,536	$112,629

Income before income taxes	$2,337	$5,013	$11,515	$19,543
Federal income tax expense	702	1,545	3,865	6,756
Net income	$1,635	$3,468	$7,650	$12,787
(1) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•
Net income decreased 52.9 percent and 40.2 percent in the three-month period and year ended December 31, 2011, respectively, as compared to the same periods of 2010, due primarily to historically low investment yields, but were also impacted by an increase in future policy benefits and a one-time increase in death benefits, as detailed below.

◦
Net premiums earned increased 5.2 percent and 8.0 percent in the three-month period and year ended December 31, 2011, respectively, as compared to the same periods of 2010, due to an increase in sales of our single premium whole life product and sales of single premium immediate annuities, which are attractive to consumers seeking a consistent rate of return.

◦
Investment income decreased 2.8 percent and 3.8 percent in the three-month period and year ended December 31, 2011, compared to the same periods of 2010. This was driven by the continuing low interest rate environment. In the fourth quarter, we began taking advantage of the decreasing spread between AAA- and A-rated fixed maturity securities to improve the quality of our fixed maturity purchases. Additionally, in 2011 we began increasing the duration of our investment portfolio to more closely match our liabilities, which have increased in conjunction with sales of our single premium whole life product.

◦	Loss and loss settlement expenses increased 22.2 percent and 10.8 percent in the three-month period and year ended December 31, 2011, compared to the same periods of 2010, due to an increase in immediate annuity benefits and a one-time increase in death benefits. As the result of a regulatory initiative in the life insurance industry, we reviewed available Social Security records of our policyholders and identified 0.2 percent of our in-force policies at December 31, 2011, where the policyholders were deceased and whose beneficiaries had not submitted a claim. Our claims personnel are diligently working to resolve each case identified using the information gathered from the initiative to improve our processes even further.

▪
Increase in liability for future policy benefits increased 17.5 percent and 19.6 percent in the three-month period and year ended December 31, 2011, compared to the same period of 2010. As a result of our initiative to achieve a more balanced product mix, we have increased the sale of our single premium whole life product. This has resulted in a corresponding increase in our reserves given the demographics of our insureds.

•
Deferred annuity sales increased 73.3 percent and 33.7 percent in the three-month period and year ended December 31, 2011, respectively, as compared with the same periods of 2010. We attribute this to some consumers continuing to seek products with a consistent rate of return as the equity markets remain volatile and interest rates remain low. While deferred annuity deposits are not recorded as a component of net premiums written or net premiums earned, they do generate investment income.

•
Net cash inflow related to our annuity business was $0.7 million and $17.6 million in the three-month period and year ended December 31, 2011, respectively, compared to a cash outflow of $3.8 million and a cash inflow of $0.4 million in the same periods of 2010. We attribute this to the activity described above.

Consolidated Investment Results

Net investment income decreased 2.0 percent in both the three-month period and year ended December 31, 2011, as compared with the same periods of 2010. These decreases are attributable to ongoing low investment yields in 2011 as well as interest expense incurred in 2011 related to debt from our acquisition of Mercer Insurance Group. We are preparing for a potential extended period of low interest rates by increasing our purchases of long-term fixed maturity securities along with a small number of equity securities.

Net realized investment gains were $1.4 million and $2.1 million in the three-month periods ended December 31, 2011 and 2010, respectively. For the years ended December 31, 2011 and 2010, net realized investment gains were $6.4 million and $8.5 million, respectively.

Net unrealized investment gains totaled $124.4 million as of December 31, 2011, an increase of $21.7 million, or 21.2 percent, since December 31, 2010, due to an increase in the value of our fixed maturity security portfolio, which was somewhat offset by a decline in our equity security portfolio.

Stockholders' Equity

At December 31, 2011, the book value per share of our common stock is $27.29 compared to $27.35 at December 31, 2010. The decrease was attributable to stockholder dividends of $15.5 million; stock repurchases of $12.4 million; and an increase in the underfunded status of our employee benefit plans of $16.1 million, after tax. The decrease was somewhat offset by net unrealized investment appreciation of $21.7 million, after tax.

In the year ended December 31, 2011, we repurchased 702,947 shares of our common stock for $12.4 million, at an average cost of $17.69 per share. We are authorized to purchase an additional 469,879 shares of common stock under our Share Repurchase Program, which expires in August 2013.

Measurement of Results
Our consolidated financial statements are prepared on the basis of GAAP. We also prepare financial statements for each of our insurance subsidiaries based on statutory accounting principles that are filed with insurance regulatory authorities in the states where they do business.
Management evaluates our operations by monitoring key measures of growth and profitability. The following provides further explanation of the key measures management uses to evaluate the results:
Premiums written is a statutory measure of our overall business volume. Premiums written is an important measure of business production for the period under review. Net premiums written comprise direct and assumed premiums written, less ceded premiums written. Direct premiums written is the amount of premiums charged for policies issued during the period. For the property and casualty insurance segment there are no differences between direct statutory premiums written and direct premiums written under GAAP. However, for the life insurance segment, deferred annuity deposits (i.e., sales) are included in direct statutory premiums written, whereas they are excluded for GAAP.
Assumed premiums written is consideration or payment we receive in exchange for insurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. Ceded premiums written is the portion of direct premiums written that we cede to our reinsurers under our reinsurance contracts.

(In Thousands)	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net premiums written	$151,476	$102,795	$604,867	$463,892
Net change in unearned premium	11,299	16,221	(16,401)	5,669
Net change in prepaid reinsurance premium	(1,110)	(91)	(1,683)	(88)
Net premiums earned	$161,665	$118,925	$586,783	$469,473
Combined ratio is a commonly used statutory financial measure of property and casualty underwriting performance. A combined ratio below 100.0 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”).
When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premiums earned. The expense ratio is calculated by dividing nondeferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned.
When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.
Operating income (loss) is a commonly used Non-GAAP financial measure of net income (loss) excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measurement and ratios derived from this measurement because we believe it better represents the normal, ongoing performance of our businesses.

(In Thousands Except Per Share Data)	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net income	$16,891	$11,546	$11	$47,513
After-tax realized investment gains	(939)	(1,362)	(4,186)	(5,518)
Operating income (loss)	$15,952	$10,184	$(4,175)	$41,995
Diluted earnings per share	0.66	0.44	—	1.80
Diluted operating income (loss) per share	0.62	0.39	(0.16)	1.60

Catastrophe losses is a commonly used Non-GAAP financial measure, which utilize the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is defined as a single unpredictable incident or series of closely related incidents that result in $25.0 million or more in U.S. industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophe”). In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, we believe are, or will be, material to our operations, either in amount or in number of claims made. Management, at times, may determine for comparison purposes that it is more meaningful to exclude extraordinary catastrophe losses and resulting litigation, such as Hurricane Katrina. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(In Thousands)	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
ISO catastrophes (1)	$4,177	$1,642	$57,238	$16,230
Non-ISO catastrophes (2)	5,591	2,697	23,555	3,540
Total catastrophes	$9,768	$4,339	$80,793	$19,770
(1) This number does not include loss and loss settlement expenses incurred for Hurricane Katrina claims and related litigation.
(2) This number includes international assumed losses.

About United Fire Group Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc. is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $604.9 million for the year ended December 31, 2011, and our market capitalization was $514.7 million at December 31, 2011.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states plus the District of Columbia, and we are represented by more than 1,300 independent agencies. Both the United Fire and Mercer Insurance Company pooled groups are rated “A” (Excellent) by A.M. Best Company.

United Life Insurance Company, is licensed in 33 states, and represented by more than 900 independent life agencies. A.M. Best Company has rated them an “A-” (Excellent).

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.

Contacts:

Randy A. Ramlo, President/CEO or Dianne M. Lyons, Vice President/CFO, 319-399-5700

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 1, 2011 and in our report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 7, 2011. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

Supplemental Tables

The following table displays our consolidated results of operations for the three-month periods and years ended December 31, 2011 and 2010.

Income Statement:	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2011	2010	2011	2010
Revenues
Net premiums written (1)	$151,476	$102,795	$604,867	$463,892
Net premiums earned	$161,665	$118,925	$586,783	$469,473
Investment income, net of investment expenses	27,764	28,342	109,494	111,685
Realized investment gains
Other-than-temporary impairment charges	(395)	—	(395)	(459)
All other realized gains	1,839	2,095	6,835	8,948
Total realized investment gains	1,444	2,095	6,440	8,489
Other income	681	667	2,291	1,425
Total Revenues	$191,554	$150,029	$705,008	$591,072

Benefits, Losses and Expenses
Losses and loss settlement expenses	$97,535	$79,364	$430,389	$309,796
Increase in liability for future policy benefits	7,338	6,246	32,567	27,229
Amortization of deferred policy acquisition costs	40,376	28,116	153,176	111,045
Other underwriting expenses	13,879	10,977	58,757	41,631
Interest on policyholders’ accounts	10,610	10,617	42,834	42,988
Total Benefits, Losses and Expenses	$169,738	$135,320	$717,723	$532,689

Income (loss) before income taxes	21,816	14,709	(12,715)	58,383
Federal income tax expense (benefit)	4,925	3,163	(12,726)	10,870
Net income	$16,891	$11,546	$11	$47,513
Note: The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date. Our 2010 results do not include Mercer Insurance Group.
(1) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following table displays our consolidated financial condition at December 31, 2011 and December 31, 2010:

Balance Sheet:	December 31, 2011	December 31, 2010
(In Thousands)
Total invested assets:
Property and casualty segment	$1,257,357	$947,176
Life insurance segment	1,650,651	1,535,722
Total cash and investments	3,052,535	2,662,955
Total assets	3,618,924	3,007,439
Future policy benefits and losses, claims and loss settlement expenses	$2,421,332	$1,992,421
Total liabilities	2,922,783	2,291,015
Net unrealized investment gains, after-tax	$124,376	$102,649
Total stockholders’ equity	696,141	716,424

Property and casualty insurance statutory capital and surplus (1) (2)	$565,843	$594,308
Life insurance statutory capital and surplus (2)	167,174	158,379
(1) Because United Fire & Casualty Company, a subsidiary of United Fire Group, Inc., owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following table displays our net premiums written by line of business:

Three Months Ended December 31,	2011	2010	2011	2010
(In Thousands)	Excluding Mercer Insurance Group Premiums		Including Mercer Insurance Group Premiums (1)
Net Premiums Written
Commercial lines:
Other liability (2)	$27,812	$23,358	$28,162	$23,358
Fire and allied lines (3)	23,423	21,909	45,373	21,909
Automobile	22,296	19,849	29,363	19,849
Workers’ compensation	11,647	8,572	13,139	8,572
Fidelity and surety	3,364	3,399	2,712	3,399
Miscellaneous	210	195	210	195
Total commercial lines	$88,752	$77,282	$118,959	$77,282

Personal lines:
Fire and allied lines (4)	$6,155	$6,004	$9,751	$6,004
Automobile	3,940	3,702	4,928	3,702
Miscellaneous	125	114	208	114
Total personal lines	$10,220	$9,820	$14,887	$9,820
Reinsurance assumed	4,912	3,621	4,912	3,621
Total	$103,884	$90,723	$138,758	$90,723
(1) These numbers include Mercer Insurance Group's premiums that were written after the March 28, 2011 acquisition date.
(2)“Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

The following table displays our net premiums written by line of business:

Years Ended December 31,	2011	2010	2011	2010
(In Thousands)	Excluding Mercer Insurance Group Premiums		Including Mercer Insurance Group Premiums
Net Premiums Written
Commercial lines:
Other liability	$120,709	$110,409	$121,697	$110,409
Fire and allied lines	101,576	97,096	165,457	97,096
Automobile	98,605	92,378	120,502	92,378
Workers’ compensation	53,261	45,514	57,194	45,514
Fidelity and surety	16,206	17,587	15,771	17,587
Miscellaneous	898	822	898	822
Total commercial lines	$391,255	$363,806	$481,519	$363,806

Personal lines:
Fire and allied lines	$25,760	$25,162	$37,142	$25,162
Automobile	16,101	15,151	19,191	15,151
Miscellaneous	551	494	801	494
Total personal lines	$42,412	$40,807	$57,134	$40,807
Reinsurance assumed	13,270	10,295	13,270	10,295
Total	$446,937	$414,908	$551,923	$414,908

The following table displays our net premiums earned, losses and loss settlement expenses and loss ratio by line of business:

Three Months Ended December 31,
	2011			2010
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$31,004	$11,339	36.6%	$28,499	$36,001	126.3%
Fire and allied lines	46,419	23,357	50.3	24,919	17,207	69.1
Automobile	31,646	26,502	83.7	23,428	17,626	75.2
Workers' compensation	15,052	14,022	93.2	10,869	7,339	67.5
Fidelity and surety	4,385	405	9.2	5,144	376	7.3
Miscellaneous	227	(661)	NM	207	972	NM
Total commercial lines	$128,733	$74,964	58.2%	$93,066	$79,521	85.4%

Personal lines
Fire and allied lines	$9,982	$5,615	56.3%	$6,351	$2,827	44.5%
Automobile	5,070	4,547	89.7	3,798	3,377	88.9
Miscellaneous	226	(96)	(42.5)	123	(697)	NM
Total personal lines	$15,278	$10,066	65.9%	$10,272	$5,507	53.6%
Reinsurance assumed	$4,922	$5,885	119.6%	$3,486	$(11,082)	NM
Total	$148,933	$90,915	61.0%	$106,824	$73,946	69.2%

The following table displays our net premiums earned, losses and loss settlement expenses and loss ratio by line of business:

Years Ended December 31,
	2011			2010
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$117,800	$42,362	36.0%	$113,555	$94,645	83.3%
Fire and allied lines	159,989	156,645	97.9	98,673	78,174	79.2
Automobile	115,230	84,221	73.1	93,160	66,946	71.9
Workers' compensation	54,404	47,153	86.7	45,174	27,238	60.3
Fidelity and surety	16,665	1,349	8.1	19,113	3,133	16.4
Miscellaneous	854	(410)	(48.0)	804	1,048	130.3
Total commercial lines	$464,942	$331,320	71.3%	$370,479	$271,184	73.2%

Personal lines
Fire and allied lines	$36,027	$36,086	100.2%	$24,668	$13,850	56.1%
Automobile	18,744	15,542	82.9	14,616	12,642	86.5
Miscellaneous	797	97	12.2	447	(916)	NM
Total personal lines	$55,568	$51,725	93.1%	$39,731	$25,576	64.4%
Reinsurance assumed	$13,261	$24,786	186.9%	$10,163	$(7,323)	(72.1)%
Total	$533,771	$407,831	76.4%	$420,373	$289,437	68.9%
Note: The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date. Our 2010 results do not include Mercer Insurance Group.